EXHIBIT 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form F-3 (Registration Nos. 333-110681, 333-125439 and 333-125440) and the Registration Statements on Form S-8 (Registration Nos. 333-14238, 333-12146, 333-09840, 333-109874 and 333-118930) of Retalix Ltd. (the “Company”) of our report dated January 23, 2005 on the financial statements of Cell-Time, Ltd., as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from March 25, 2003 to December 31, 2003, which appears in this Amendment No. 1 to Annual Report of the Company on Form 20-F/A as of and for the year ending December 31, 2004.

Tel- Aviv, Israel
July 21, 2006

/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global